EXHIBIT 21.1

SUBSIDIARIES OF INNOPHOS, INC.

SUBSIDIARIES OF INNOPHOS, INC.

•	INNOPHOS CANADA, INC.

•	INNOPHOS MEXICO HOLDINGS, LLC

SUBSIDIARY OF INNOPHOS MEXICO HOLDINGS, LLC

•	INNOPHOS MEXICANA S.A. DE C.V.

SUBSIDIARIES OF INNOPHOS MEXICANA S.A. DE C.V.

•	INNOPHOS TGI, S. R.L. DE C.V.

•	INNOPHOS SERVICIOS DE MEXICO, S. DE. R.L. DE C.V.

SUBSIDIARIES OF INNOPHOS TGI, S. R.L. DE C.V.

•	INNOPHOS DICAL, S. DE R.L. DE C.V.

•	INNOPHOS FOSFATADOS DE MEXICO, S. DE R.L. DE C.V.